Exhibit 10.1

EXCHANGE AGREEMENT

by and between

U.S. ENERGY CORP.

and

MT. EMMONS MINING COMPANY

Dated as of December 31, 2020

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Disclosure Schedules

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EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), dated and effective as of December 31, 2020 (the “Effective Date”), is entered into by and between U.S. Energy Corp., a Wyoming corporation (the “Company”), and Mt. Emmons Mining Company, a Delaware corporation (“Mt. Emmons”). The Company and Mt. Emmons are hereinafter at times referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, subject to the terms and conditions set forth in the Series A Convertible Preferred Stock Purchase Agreement, dated and effective as of February 11, 2016 (the “Preferred Stock Purchase Agreement”) and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Company issued and sold to Mt. Emmons, and Mt. Emmons acquired, 50,000 shares of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), which has the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions set forth in the Certificate of Designations of Series A Convertible Preferred Stock filed with the Wyoming Secretary of State effective February 11, 2016 (as amended by the Articles of Correction filed with the Wyoming Secretary of State on April 20, 2016, and restated in the Articles of Amendment to Restated Articles of Incorporation, as amended, of the Company filed with the Secretary of State of Wyoming on December 31, 2019, the “Certificate of Designations”).

WHEREAS, contemporaneous with the execution of the Preferred Stock Purchase Agreement, the Parties entered into an Acquisition Agreement (the “Acquisition Agreement”) pursuant to which, among other things and subject to the terms and conditions therein, Mt. Emmons agreed (at the Company’s request) to accept the transfer of the property and rights specified therein, including the Project (as defined therein), and to replace the Company as the permittee and operator of the WTP (as defined therein).

WHEREAS, Mt. Emmons owns all of the outstanding shares of the Preferred Stock, and the Company desires to acquire the Preferred Stock from Mt. Emmons in exchange for Two Million U.S. Dollars ($2,000,000) (the “Cash Exchange Consideration”) and Three Hundred Twenty-Eight Thousand (328,000) shares (the “Shares”) of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”).

WHEREAS, Mt. Emmons is willing to exchange the Preferred Stock for the Cash Exchange Consideration and the Shares (the Cash Exchange Consideration and the Shares being collectively referred to herein as the “Exchange Consideration”), on the terms and subject to the conditions set forth herein.

WHEREAS, the board of directors of the Company (the “Board of Directors”) has determined that the transactions contemplated by this Agreement and the other Transaction Documents (defined below) are in the best interests of the Company and its shareholders and creditors and that the consideration to be received for the Shares is adequate, has approved the transactions contemplated by this Agreement and the other Transaction Documents, and has approved the issuance of the Shares for purposes of Section 17-18-104 of the Wyoming Management Stability Act.

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WHEREAS, the sole director of Mt. Emmons has determined that the transactions contemplated by this Agreement and the other Transaction Documents are in the best interests of Mt. Emmons and its shareholder and has approved the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mt. Emmons agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Initially capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1 or the applicable Section referenced in Section 1.2, unless the context otherwise indicates:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 promulgated under the Securities Act.

“Beneficial Ownership” or “Beneficially Own” means such terms as defined by, and within the meaning of, Section 13(d) of the Exchange Act and the applicable rules and regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral. “Disclosure Date” means December 28, 2020.

“Disclosure Schedules” means the Disclosure Schedules attached hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Knowledge of the Company” means when used in reference to any matter or representation, the actual knowledge of Ryan Smith, including the knowledge of matters, developments or trends that Ryan Smith should reasonably infer from any matters discovered or reviewed as part of his due inquiry. For purposes of this definition, “due inquiry” means that level of due diligence that a reasonable person would undertake in order to give reasonable assurance that the representations and warranties contained herein, and the Schedules attached hereto, are accurate and complete.

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“Laws” means any domestic or foreign laws, including any environmental laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, mortgage, encumbrance, claim, right of first refusal, transfer restriction, preemptive right, right of way, servitude, restrictive covenant or other restriction.

“NASDAQ” means the NASDAQ Capital Market.

“Order” means any order, writ, assessment, decision, injunction, decree, stipulation, determination, award, ruling or judgment of, or entered by or with, a Governmental Entity.

“Permits” means licenses, permits, approvals, registrations, certificates and other authorizations issued, granted, given or provided by a Governmental Entity, including environmental permits.

“Permitted Lien” means (a) liens for Taxes not yet due and payable; and (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent.

“Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or any other entity.

“Proceeding” means an action, claim, suit, notice of violation, investigation or proceeding (including an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1 and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Transaction Documents” means this Agreement, all exhibits and schedules to this Agreement, and any other documents or agreements executed in connection with the transactions contemplated by such documents.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 250 Royall Street, Canton, MA 02021, and any successor transfer agent of the Company.

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Section 1.2 Other Defined Terms. In addition, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	Preamble
Agreement	Preamble
Action	3.10
Board of Directors	Preamble
Bylaws	2.4(a)(iv)
Cash Exchange Consideration	Preamble
Certificate of Designations	Preamble
Code	3.20(a)
Common Stock	Preamble
Company	Preamble
Company Reserve Reports	3.14
Company Stock Plan	3.26
Closing	2.3
Effective Date	Preamble
Evaluation Date	3.16
Exchange Consideration	Preamble
GAAP	3.8
Material Adverse Effect	3.2
Mt. Emmons	Preamble
November Offering	3.5
Parties	Preamble
Party	Preamble
Preferred Stock	Preamble
Preferred Stock Purchase Agreement	Preamble
Report Preparer	3.14
Required Approvals	3.5
Restated Articles of Incorporation	2.4(a)(iv)
SEC Reports	3.8
Securities Act	Preamble
September Offering	3.5
Shares	Preamble
Stock Award	3.26

Section 1.3 Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any initially capitalized terms used in any exhibit, annex or schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and shall not simply mean “if”. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.

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ARTICLE II

PURCHASE AND SALE

Section 2.1 Authorization of Shares. The Company has authorized the issuance to Mt. Emmons of the Shares.

Section 2.2 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, the Company shall issue (as applicable), assign, transfer, convey and deliver to Mt. Emmons the Exchange Consideration and, in consideration and exchange for the Exchange Consideration, Mt. Emmons shall assign, transfer, convey and deliver to the Company, the Preferred Stock.

Section 2.3 Closing. The closing of the sale and exchange of the Exchange Consideration for the Preferred Stock contemplated by this Agreement (the “Closing”) shall occur remotely via the exchange of documents and signatures on the date hereof at such time as the parties hereto shall agree orally or in writing.

Section 2.4 Satisfaction of Dividends. Mt. Emmons agrees that all dividends accrued under the terms of the Preferred Stock shall be deemed satisfied and paid in full in connection with the issuance of the Shares and payment of the Cash Exchange Consideration, regardless of the aggregate value of the Exchange Consideration.

Section 2.5 Deliveries

(a) At the Closing, the Company shall deliver or cause to be delivered to Mt. Emmons the following:

(i) evidence satisfactory to Mt. Emmons in its reasonable discretion of the issuance of the Shares credited to book-entry accounts maintained by the Transfer Agent, free and clear of all Liens, registered in such name(s) as Mt. Emmons shall have designated;

(ii) the Cash Exchange Consideration via wire transfer of immediately available funds to an account specified by Mt. Emmons;

(iii) evidence of the completed review by NASDAQ of the Listing of Additional Shares Notification Form related to the Shares; and

(iv) a certificate of the Secretary of the Company certifying as complete and accurate as of the Closing and having attached thereto (A) the Company’s Restated Articles of Incorporation as in effect on the Effective Date (the “Restated Articles of Incorporation”), (B) the Company’s bylaws as in effect on the Effective Date (the “Bylaws”), (C) resolutions approved by the Board of Directors authorizing the transactions contemplated by this Agreement and the other Transaction Documents and duly authorizing the issuance of the Shares, and (D) good standing certificates with respect to the Company from the applicable authority(ies) in Wyoming and any other jurisdiction in which the Company is qualified to do business, dated as of the Effective Date or a recent date before the Effective Date, and certifying to the incumbency and signatures of the Company’s officers executing the Transaction Documents.

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(b) At the Closing, Mt. Emmons shall deliver or cause to be delivered to the Company, as applicable, the following:

(i) an affidavit of lost stock certificate for the Preferred Stock, duly executed by Mt. Emmons;

(ii) a stock power and assignment, duly executed by Mt. Emmons, with respect to the transfer by Mt. Emmons to the Company of the Preferred Stock; and

(iii) a certificate of the Secretary of Mt. Emmons certifying all requisite resolutions or actions of Mt. Emmons’ board of directors approving the execution and delivery of this Agreement and the transactions contemplated hereby (and attaching such resolutions to such certificate), and certifying to the incumbency and signatures of the officers of Mt. Emmons executing this Agreement and any other document relating to the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company represents and warrants as of the Closing to Mt. Emmons as follows (unless as of a specific date therein):

Section 3.1 Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non- assessable and free of preemptive and similar rights to subscribe for or purchase securities.

Section 3.2 Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its articles of incorporation, bylaws or other organizational or charter documents, and no Subsidiary is in violation or default, in any material respect, of any provision of its certificate or articles of incorporation, bylaws or other organizational or charter documents, in each case as in effect as of the Effective Date. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, has not resulted in and could not reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, cash flow, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole; or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

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Section 3.3 Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection herewith or therewith other than the Required Approvals, all of which have been obtained as of the Closing (other than the Exchange Act filing expressly contemplated to be made after the Closing pursuant to Section 5.5). This Agreement and each other Transaction Document to which it is a party have been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.4 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the execution of this Agreement and the redemption or repurchase by the Company of the Preferred Stock will not violate any statutory restrictions on the redemption or repurchase of the Company’s capital stock under any applicable Law, including but not limited to Section 17-16-640 of the Wyoming Business Corporation Act.

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Section 3.5 Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other Governmental Entity or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than: (i) the listing application filed with NASDAQ pursuant to Section 2.4(a)(iii) and (ii) disclosures required to be made under the Exchange Act as contemplated by Section 5.5 (collectively, the “Required Approvals”). Without limiting the generality of the foregoing, the Company has received the necessary approvals, if any, of the Company’s prior investors, placement agent and underwriters as may be required pursuant to (x) the terms and conditions of the Company’s agreements with the applicable investors and the placement agent in connection with the registered direct offering of an aggregate of 315,810 shares of Common Stock at $5.25 per share (the “September Offering”), and (y) the terms and conditions of the Company’s agreement with the underwriters in connection with the underwritten offering of an aggregate of 1,150,000 shares of Common Stock at a public offering price of $3.00 per share (the “November Offering”).

Section 3.6 Issuance of the Shares. The Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The issuance of the Shares is not subject to any preemptive rights or rights of first refusal. Without limiting the generality of the foregoing, the Company has satisfied, or obtained the waiver of, any preemptive rights or rights of first refusal granted in connection with the September Offering and the November Offering.

Section 3.7 Capitalization.

(a) The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock and 100,000 shares of preferred stock, par value $0.01 per share, of which 50,000 have been designated as Series P Preferred Stock and 50,000 have been designated as Series A Convertible Preferred Stock. As of the Closing, immediately prior to the issuance of the Shares pursuant to this Agreement, there were 2,989,983 shares of Common Stock issued and outstanding, 50,000 shares of Series A Convertible Preferred Stock issued and outstanding, and no shares of Series P Preferred Stock issued and outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable, and not subject to any redemption or preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company.

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(b) Immediately prior to the Closing, (i) a total of 31,367 shares of Common Stock are issuable pursuant to outstanding stock options granted to directors, officers and employees with an exercise price of $64.78 per share, (ii) warrants to purchase 50,000 shares of Common Stock with an exercise price of $3.92 per share are outstanding, and (iii) with respect to the Company’s Amended and Restated 2012 Equity and Performance Incentive Plan, (A) 158,232 shares of restricted Common Stock are issued and outstanding pursuant to such plan, (B) 68,000 shares of Common Stock are subject to issuance, but not yet issued or outstanding, pursuant to awards granted pursuant such plan, and (C) 50,869 shares of Common Stock are reserved and available for issuance under such plan, but are not yet issued, outstanding or subject to issuance pursuant to awards granted pursuant to such plan. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Stock Award as a result of the transactions contemplated by the Transaction Documents. Except as set forth in this Section 3.7(b), there are no outstanding (x) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock of the Company or any Subsidiary, (y) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or any Subsidiary or (z) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or any Subsidiary, in each case that have been issued by the Company or any Subsidiary. All outstanding shares of Common Stock, all outstanding Stock Awards, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(c) There are no outstanding Contracts requiring the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any voting agreement or shareholders agreement with respect to any capital stock of the Company or any Subsidiary and to the Knowledge of the Company there are no such agreements between or among any of the Company’s shareholders.

(d) No bonds, debentures, notes or other indebtedness issued by the Company or any Subsidiary (i) having the right to vote on any matters on which shareholders, members or equityholders of the Company or any Subsidiary may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any Subsidiary, are issued or outstanding.

(e) Assuming that the Shares issued by the Company to Mt. Emmons pursuant to this Agreement are the only shares of Common Stock of which Mt. Emmons has Beneficial Ownership, then upon the issuance by the Company of the Shares to Mt. Emmons, Mt. Emmons will Beneficially Own 9.88% of the Common Stock outstanding immediately following the Closing. For the avoidance of doubt, immediately following the issuance of the Shares, Mt. Emmons will Beneficially Own less than ten percent (10%) of the outstanding Common Stock.

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Section 3.8 SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act for the two years preceding the date of this Agreement, and will file such documents through the Closing (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received or will receive a valid extension of such time of filing and has filed or will file any such SEC Reports prior to the expiration of any such extension. Except as disclosed in Schedule 3.8, as of their respective dates, the SEC Reports complied or will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained or will contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except to the extent superseded by subsequently filed SEC Reports filed prior to the Disclosure Date). The financial statements of the Company included in the SEC Reports comply or will comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present or will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 3.9 Material Changes; Undisclosed Events, Liabilities or Developments. Since December 31, 2019, except as specifically disclosed in an SEC Report filed after December 31, 2019 and prior to the Disclosure Date: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; and (ii) the Company and its Subsidiaries have not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s consolidated financial statements pursuant to GAAP or disclosed in filings made with the Commission.

Section 3.10 Litigation. Except as disclosed in Schedule 3.10, there is no Proceeding pending or, to the Knowledge of the Company, threatened against, related to or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, or Governmental Entity (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and, to the Knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. Neither the Company nor any of its Subsidiaries is subject to any proceeding or action under any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally. There is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of their Affiliates, directors, officers or employees, involving any challenge to or seeking damages or other relief in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents or that may, to the Knowledge of the Company, have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or the other Transaction Documents.

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Section 3.11 Labor. Schedule 3.11 sets forth the names and titles of all of the Company’s executive officers as of the Effective Date. To the Knowledge of the Company, no current or former executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such currently employed executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12 Compliance with Laws; Permits. Except as set forth in the SEC Reports filed prior to the Disclosure Date, or in each case as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, since December 31, 2019:

(a) To the Knowledge of the Company, the operations and activities of the Company comply and have complied, in all material respects, with all applicable Laws and Permits;

(b) To the Knowledge of the Company, the Company possesses all Permits that are required by Law to permit the operations and activities of the Company as currently conducted or operated; all such Permits are valid and are in full force and effect; all applications or notices required to have been filed for the renewal or extensions of such Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and the Company has not been notified in writing that such renewals or extensions will be withheld or delayed.

(c) To the Knowledge of the Company, except as set forth on Schedule 3.12(c), the Company has not received any written notice from any Governmental Entity or third party regarding (i) any violation of or failure to comply with, in any material respect, any Law or Permit, (ii) any withdrawal, suspension, cancellation, termination of, or modification to any Permit held by the Company or any employee of the Company, or (iii) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action; and

(d) To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.13 Title to Assets; Properties. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them except for unpatented mining claims and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for the Permitted Liens. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries, and to the Knowledge of the Company the lessor(s), are in compliance.

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Section 3.14 Reserve Reports. The Company has delivered or otherwise made available to Mt. Emmons true and correct copies of all material written reports requested or commissioned by the Company or any Subsidiary and delivered to the Company or any Subsidiary in writing on or before the date of this Agreement estimating the Company’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Report Preparer”) concerning the oil and gas interests of the Company and such Subsidiaries as of December 31, 2019 (the “Company Reserve Reports”). The factual, non-interpretive data provided by the Company and the Subsidiaries to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Reports was, to the Knowledge of the Company, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports) accurate, and to the Knowledge of the Company there were no material errors in the assumptions and estimates provided by the Company and its Subsidiaries to any Report Preparer in connection with their preparation of the Company Reserve Reports. The Company’s internal proved reserve estimates prepared by management prior to the Closing, copies of which have been provided to Mt. Emmons were not, taken as a whole, materially lower than the conclusions in such Company Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that has resulted in and could reasonably be expected to result in a Material Adverse Effect.

Section 3.15 Transactions with Affiliates and Employees. Except as set forth in the SEC Reports filed prior to the Disclosure Date, none of the officers or directors of the Company or any Subsidiary and, to the Knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member or partner, in each case involving an amount in excess of $120,000 other than for: (i) payment of salary for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company; and (iii) other employee benefits, including Stock Awards under a Company Stock Plan.

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Section 3.16 Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are applicable to the Company and are effective as of the date of this Agreement and as of the Effective Date, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the Effective Date. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) for the Company and the Subsidiaries and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

Section 3.17 No Brokers. No broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.18 No Registration. The offer, issuance, exchange and sale of the Shares by the Company to Mt. Emmons as contemplated hereby is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) of the Securities Act, and therefore no registration under the Securities Act is required for the offer, issuance, exchange and sale of the Shares, and upon issuance the Shares will not be subject to restrictions on transfer under the U.S. federal securities laws. The offer, issuance, exchange and sale of the Shares does not contravene the rules and regulations of NASDAQ.

Section 3.19 Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

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Section 3.20 Change of Control.

(a) Neither the execution or performance of the Transaction Documents nor the issuance of the Shares by the Company will (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Stock Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Stock Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Internal Revenue Code (the “Code”); or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(b) Neither the execution or performance of the Transaction Documents nor the issuance of the Shares has obligated the Company to make, nor will the Company be obligated to make, any payment to any Person or to issue any shares of capital stock to any Person or provide any benefit or property to any Person in connection with any “change of control” or similar provisions of the Company’s Contracts or organizational documents. No rights or benefits of any Person have been (or will be) accelerated, increased or modified, and no Person has the right to receive any payment, shares of capital stock, benefit, property or remedy (including rescission or liquidated damages), in each case as a result of any “change of control” or similar provisions of the Company’s Contracts or organizational documents in connection with the execution and performance of the Transaction Documents or issuance of the Shares by the Company.

Section 3.21 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as disclosed in Schedule 3.21, the Company has not, in the twelve (12) months preceding the date hereof, received notice from NASDAQ to the effect that the Company is not in compliance with NASDAQ’s listing or maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company and the Company is current in payment of any required fees of the Depository Trust Company in connection with such electronic transfer.

Section 3.22 Application of Takeover Protections. No poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision or arrangement is in effect, and no shares of the Company’s Series P Preferred Stock are issued and outstanding. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other anti-takeover provision under the Company’s Restated Articles of Incorporation, Bylaws, and the laws of the State of Wyoming including but not limited to the Wyoming Management Stability Act, that is or could become applicable to Mt. Emmons as a result of Mt. Emmons and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Shares and Mt. Emmons’ ownership of the Shares.

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Section 3.23 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Mt. Emmons pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has disclosed to Mt. Emmons, in the SEC Reports filed prior to filed prior to the Disclosure Date, and in this Agreement (including the Disclosure Schedules), all information regarding the Company and its Subsidiaries material to Mt. Emmons’ decision to exchange the Preferred Stock for the Exchange Consideration. Without limiting the generality of the foregoing, except as disclosed in Schedule 3.23, as of the Closing, the Company is not contemplating, considering, discussing or negotiating, and has not entered into any Contract or other agreement, letter of intent, commitment, agreement in principle or similar arrangement (whether written or oral, binding or nonbinding), relating to any plan, proposal, agreement, arrangement or action that if effectuated, taken or entered into prior to the Closing (a) involves or results in, would involve or result in, or would reasonably be expected to involve or result in (i) a “Liquidation” as defined in Section 5 of the Certificate of Designations for the Preferred Stock, or (ii) a “Change of Control” pursuant to (and as defined in) Section 8 of the Certificate of Designations for the Preferred Stock; or (b) that requires, would require or would reasonably be expected to require the consent or approval of Mt. Emmons pursuant to Section 6(b) of the Certificate of Designations for the Preferred Stock.

Section 3.24 No Integrated Offering. Assuming the accuracy of Mt. Emmons’ representations and warranties set forth in Article IV of this Agreement, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with other offerings by the Company for purposes of the exemption of the offer and sale of the Shares to Mt. Emmons from registration under the Securities Act and state securities laws, and any applicable shareholder approval provisions of NASDAQ.

Section 3.25 Accountants. Plante & Moran, PLLC, who have audited certain consolidated financial statements of the Company and its Subsidiaries are independent public accountants with respect to the Company and its Subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

Section 3.26 Company Stock Plans. All benefit, compensation and award plans administered by the Company that provide for the award of rights of any kind to receive shares of Common Stock or benefits measured in whole or in part by reference to shares of Common Stock (each a “Company Stock Plan”) are listed on Schedule 3.26 of the Disclosure Schedules. Each award granted by the Company under a Company Stock Plan (each a “Stock Award”) was granted (i) in accordance with the terms of the applicable Company Stock Plan and (ii) if applicable, with an exercise price at least equal to the fair market value of the Common Stock on the date such Stock Award would be considered granted under GAAP and applicable law. No Stock Award granted under a Company Stock Plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Stock Awards prior to, or otherwise knowingly coordinate the grant or vesting of Stock Awards with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

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Section 3.27 Tax Status. Except for matters that could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to the Knowledge of the Company no basis for any such claim exists.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MT. EMMONS

Mt. Emmons represents and warrants as of the Closing to the Company as follows:

Section 4.1 Organization; Authority.Mt. Emmons is an entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by Mt. Emmons of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action, as applicable, on the part of Mt. Emmons, and no further action is required by Mt. Emmons, its board of directors or its stockholder in connection herewith or therewith. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by Mt. Emmons, and when delivered by Mt. Emmons in accordance with the terms hereof, will constitute the valid and legally binding obligation of Mt. Emmons, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.2 Absence of Conflicts. The execution and delivery of this Agreement by Mt. Emmons does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or bylaws of Mt. Emmons or (ii) conflict with or violate in any material respect any Law or Governmental Order applicable to Mt. Emmons.

Section 4.3 Ownership of Preferred Stock. The Preferred Stock is owned of record and beneficially by Mt. Emmons. Mt. Emmons is the sole record and beneficial owner of the Preferred Stock and has good and marketable title to all of the Preferred Stock, free and clear of any Liens, except for such transfer restrictions as are required under applicable law (including the Securities Act). Mt. Emmons has sole managerial and dispositive authority with respect to the Preferred Stock and has not granted any person a proxy or option to buy the Preferred Stock that has not expired or been validly withdrawn. No Preferred Stock has been pledged or encumbered by Mt. Emmons. The transfer and delivery of the Preferred Stock to the Company as provided in this Agreement will vest in the Company the legal and valid title to the Preferred Stock, free and clear of all Liens, except for such transfer restrictions as are required under applicable law (including the Securities Act).

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ARTICLE V

OTHER AGREEMENTS

Section 5.1 Acknowledgement of No Set Off. The Company acknowledges that its obligations under the Transaction Documents to issue the Shares pursuant to this Agreement are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of or any claim the Company may have against Mt. Emmons and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

Section 5.2 Survival.

(a) All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedules, and any other document, certificate or instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to Section 5.2(b).

(b) The Company will have liability pursuant to this Agreement with respect to any breach of a representation or warranty in this Agreement only if Mt. Emmons notifies the Company of a claim in writing, specifying the factual basis of the claim in reasonable detail to the extent then known by Mt. Emmons, on or before June 30, 2022, except for claims of breaches of the representations and warranties set forth in Sections 3.2, 3.3, 3.4, and 3.7, which shall survive indefinitely and as to which Mt. Emmons may notify the Company at any time after the Effective Date.

Section 5.3 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of NASDAQ such that the issuance of the Shares pursuant to this Agreement would require approval of the Company’s shareholders.

Section 5.4 Listing of Shares. The Company shall take all steps necessary to (a) cause the Shares to be approved for listing or quotation on NASDAQ; (b) provide to Mt. Emmons at or not more than fifteen (15) days after the Closing evidence of such approval for listing or quotation, including, without limitation, written evidence of the completed review by NASDAQ of the Listing of Additional Shares Notification Form related to the Shares; and (c) use its reasonable best efforts to maintain the listing or quotation of such Shares on NASDAQ or another national securities exchange.

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Section 5.5 Securities Laws Disclosure; Publicity. The Company shall file all required Current Reports on Form 8-K relating to the transactions contemplated by the Transaction Documents, including all required exhibits thereto, with the Commission within the time required by the Exchange Act; provided that the Company shall submit a draft of such Form 8-K(s) to Mt. Emmons and provide Mt. Emmons with two business days to review and comment on such Form 8-K(s). The Parties shall consult with each other prior to issuing any press releases with respect to the transactions contemplated by the Transaction Documents, and neither Party shall issue any press release nor otherwise make any public statement with respect to the transactions contemplated by the Transaction Documents without the prior consent of the other Party, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by Law or NASDAQ, in which case the disclosing Party shall provide the other Party with notice of such press release or public statement as promptly as possible. Notwithstanding anything else contained in this Section 5.5, except for any press releases or public statements regarding the transactions contemplated by the Transaction Documents made in connection with and immediately following the Closing, Mt. Emmons shall not be required to consult with the Company regarding any press release or other public statement after the Closing.

Section 5.6 Termination of Investor Rights Agreements. Upon the Company’s delivery to Mt. Emmons of the Exchange Consideration in exchange for the delivery by Mt. Emmons to the Company of the Preferred Stock, the Investor Rights Agreement by and between the Company and Mt. Emmons dated as of February 11, 2016 shall terminate.

Section 5.7 Non-Affiliate Status. Assuming that the Shares issued by the Company to Mt. Emmons pursuant to this Agreement are the only shares of Common Stock of which Mt. Emmons has Beneficial Ownership, the Company will not consider Mt. Emmons to be an Affiliate of the Company for purposes of the U.S. federal securities laws immediately after the Closing.

Section 5.8 Restrictions on Sales of the Shares. Mt. Emmons agrees that, without the prior written consent of the Company, it will not, until April 1, 2021, offer, sell or contract to sell, or otherwise transfer or dispose of, directly or indirectly, the Shares. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Agreement (including this Section 5.8) shall prevent, limit or impair any right Mt. Emmons may have, and the Company expressly acknowledges and agrees that from and after the Closing Mt. Emmons shall have the right, to cause or permit all or any portion of the Shares to be transferred to any Affiliate of Mt. Emmons, subject to Section 6.6, including that the transferee remains bound by the restrictions set forth in this Section 5.8 to the same extent as if Mt. Emmons continued to hold such Shares.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Fees and Expenses. Each Party shall pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the acquisition of the Preferred Stock by the Company and the delivery of the Shares to Mt. Emmons.

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Section 6.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, taken together, are expressly intended by the Parties to be, shall be and constitute the Parties’ single, entire, non-severable, indivisible and integrated agreement, and none of the Parties would have entered into any of the Transaction Documents but for the totality of terms and provisions of the Transaction Documents. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

Section 6.3 Notices. All notices, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, as follows:

If to Mt. Emmons:	Mt. Emmons Mining Company
Attention: General Counsel 333 North Central Avenue Phoenix, Arizona 85004-2189

with a copy to:	Jones Walker, L.L.P. Attention: Dionne Rousseau 445 North Blvd., Suite 800 Baton Rouge, Louisiana 70802

If to the Company:	U.S. Energy Corp.
Attention: Ryan Smith 675 Bering Dr., Suite 100
Houston, Texas 77057

with a copy to:	The Loev Law Firm, PC Attn: David M. Loev
6300 West Loop South, Suite 280 Bellaire, Texas 77401

or to such other address and with such other copies as such Party may hereafter reasonably specify for the purpose by notice to the other Party, with at least 10 days prior written notice. Each such notice, demand or other communication shall be effective upon delivery at the address specified in this Section 6.3.

Section 6.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and Mt. Emmons. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

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Section 6.5 Headings; Gender. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

Section 6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Mt. Emmons. Mt. Emmons may assign any or all of its rights under this Agreement to any Affiliate of Mt. Emmons to whom Mt. Emmons assigns or transfers any Shares, with written notice to the Company, provided that such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions of the Transaction Documents that apply to “Mt. Emmons.”

Section 6.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

Section 6.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Wyoming, United States of America, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Wyoming or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Wyoming.

Section 6.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

Section 6.10 Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative.

Section 6.11 Mutual Drafting. This Agreement is the mutual product of the Parties and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

Section 6.12 Legal Fees and Costs. In the event a Party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing Party shall be entitled to recover such legal expenses, including reasonable attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such Party shall be entitled.

Section 6.13 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.14 Execution; Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page was an original thereof.

* * * * * * * * * *

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

COMPANY:

U.S. ENERGY CORP.

MT. EMMONS:

[Signature Page to Exchange Agreement]